United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 14, 2013

UNIVEST CORPORATION OF PENNSYLVANIA

(Exact name of registrant as specified in its charter)

Pennsylvania	0-7617	23-1886144
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

14 North Main Street, Souderton, Pennsylvania 18964

(Address of principal executive office)(Zip Code)

Registrant’s telephone number, including area code (215) 721-2400

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 8.01 Other Events

On May 14, 2013, Univest Corporation of Pennsylvania (the “Corporation”) submitted a redemption notice to the trustee which will result in the redemption of all of the outstanding capital securities issued by Univest Capital Trust I (“Trust Preferred Securities”), pursuant to the optional redemption provisions provided in the documents governing the Trust Preferred Securities. The Trust Preferred Securities have an aggregate principal balance of $20 million with an interest rate of three-month U.S. London Interbank Borrowing Rate plus 3.05% per annum, currently 3.33%, and a maturity date of October 7, 2033. The Trust Preferred Securities will be redeemed at the liquidation amount of $1,000 per trust preferred security plus accrued and unpaid distributions to the redemption date of July 7, 2013; settlement will occur on Monday, July 8, 2013. The redemption also includes $619 thousand in common securities issued by Univest Capital Trust I and related to the Trust Preferred Securities. Following the redemption, the Corporation’s capital levels are expected to remain well in excess of the regulatory minimum for well capitalized status.

This redemption is consistent with the capital plan the Corporation submitted to the Federal Reserve and will be funded from the Corporation’s existing cash. The Trust Preferred Securities were hedged and the Corporation recognized a loss in May on the termination of the associated interest rate swap of $1.9 million. The interest rate swap had a maturity date of January 7, 2019. The Corporation expects to save approximately $600 thousand in interest expense over the remainder of 2013 and approximately $1.1 million annually thereafter over what would have been the remaining term of the Trust Preferred Securities and related interest rate swap. In April, the Corporation sold $22.2 million in investment securities at a gain of $1.1 million which when combined with the interest expense savings noted will largely offset the loss on the interest rate swap termination in 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Univest Corporation of Pennsylvania

By:	/s/ Michael S. Keim
Name:	Michael S. Keim
Title:	Executive Vice President and Chief Financial Officer (Principal Financial & Accounting Officer)

May 14, 2013